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                                                                     EXHIBIT 5.1


                               September 22, 2005


Catuity Inc.
2711 East Jefferson Avenue
Detroit, Michigan 48207

Gentlemen:

         We have acted as counsel to Catuity Inc., a Delaware corporation (the "Company"), in connection with the proposed registration of 317,000 shares of the Company's common stock ("Common Stock") issuable pursuant to the terms of the Catuity Inc. 2005 Non-Employee Director Restricted Stock Plan and the Catuity Inc. 2005 Employee Restricted Stock Plan, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on September 23, 2005 (together with all amendments thereto, the "Registration Statement").

         We are attorneys admitted to practice in the State of Michigan. Accordingly, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Michigan. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

         Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be registered under the Registration Statement have been duly authorized and upon the proper issuance and payment therefore as provided in the Plan will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,

                           JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation

                        /s/ Jaffe, Raitt, Heuer, & Weiss